Exhibit 99.2
On April 22, 2010, OSI Pharmaceuticals, Inc. (the “Company”) is holding a webcast conference call regarding its financial results for the quarter ended March 31, 2010 as well as an update on the Company’s business. A copy of the script to be used in connection with the call, including remarks by Kathy Galante, Investor Relations, Colin Goddard, Ph.D., Chief Executive Officer of the Company, Pierre Legault, Chief Financial Officer and Treasurer of the Company, and Gabe Leung, Executive Vice President of our Pharmaceutical Business, follows below.
Kathy Galante:
Good Afternoon and welcome to our first quarter earnings call. Joining me today, I have Colin Goddard, our Chief Executive Officer, Pierre Legault, our Chief Financial Officer, Gabe Leung, head of our oncology/diabetes business activities and Jon Rachman, head of our UK diabetes/obesity R&D.
Before we begin, I would like to remind you that we will be making forward-looking statements relating to financial results and clinical and regulatory developments on the call today. These statements cover many events that are outside of OSI’s control and are subject to various risks that could cause the results to differ materially from those expressed in any forward-looking statements. I refer you to our SEC filings for a detailed description of the risk factors affecting our business.
I would also like to inform you that today’s presentation will include certain non-GAAP measures for both our 1Q 2010 results and 2010 guidance. Management uses these non-GAAP measures internally to evaluate the performance of the business, including the allocation of resources as well as the planning and forecasting of future periods. We believe that these non-GAAP results are useful to analyze our core operating performance. The non-GAAP measures adjust for non-cash tax expense to reflect our actual cash tax rate of approximately 3%, for expense related to equity-based compensation, for non-cash interest expense related to the adoption of FSP APB 14-1 now known as ASC 470, and for certain other items. A complete reconciliation of Adjusted-GAAP to GAAP for our Q1 2010 results is included in our earnings release, and we have also prepared a reconciliation of our adjusted GAAP to GAAP 2010 guidance. Both the earnings release and the reconciliation of our 2010 adjusted GAAP guidance are available on our website, www.osip.com
I’d now like to turn the call over to Colin for some preliminary comments.
Colin Goddard
Thanks Kathy, and thanks to everybody for joining us for today’s call.
Clearly the first quarter of 2010 has been impacted both financially and strategically by events surrounding the $52 per share unsolicited tender offer initiated by Astellas Pharma, Inc. on March 1st. On March 15th the Company made its 14D-9 filing in response to the Astellas offer. The OSIP board, after carefully considering all aspects of the proposal, determined that the Astellas offer was inadequate and substantially undervalued the Company and recommended that stockholders reject the Astellas offer. The filing noted

that the Company has non-strategic financial assets valued in excess of $1.3 billion and that- as such — Astellas was apparently subscribing only approximately $2.3 billion to the Company’s strategic assets including Tarceva and our oncology and diabetes/obesity franchises.
In addition, as we reported last week Tarceva received U.S. regulatory approval for NSCLC patients in the first-line maintenance setting. Given the Company’s unprecedented and widely unexpected success in obtaining the full, broad maintenance label for this indication — in marked contrast to a 12-1 ODAC recommendation against approval on December 16th of 2009, we believe this value is unlikely to have been appropriately represented in people’s models. This was a tremendous achievement for our regulatory and clinical team which was responsible for spearheading the SATURN registration effort here in the U.S. and which devised the post-ODAC strategy. I am personally not aware of another situation where a near unanimous recommendation against approval by an advisory committee has not been adopted by FDA. We believe the outcome speaks volumes for the quality of our oncology team here at OSI and the willingness of the FDA to objectively review the facts and data surrounding the situation. The US approval came on the heels of a CHMP positive opinion for approval in the first line maintenance setting for patients with stable disease which we announced on 19th March.
In our 14D-9 filing, we also reported that the board had instructed the management team — together with the assistance of an outstanding team of advisers comprising Centerview Partners and Lazard on the investment banking side and Skadden Arps on the legal side — to explore the availability of a transaction that reflects the full intrinsic value of OSI. While there cannot be any assurance that a transaction will take place, the board also allowed that third parties would be afforded access to a due diligence exercise upon signing of an appropriate non-disclosure agreement. On 29th March, we announced that we had signed a confidentiality agreement which allowed Astellas to enter our ongoing process under terms that were substantially similar to those offered to other parties in the process and which included a short standstill period through May 15th, 2010. We took this step — which reflects our board’s prior commitment to explore the availability of a transaction that reflects the full intrinsic value of our Company — in order to ensure that our stockholders have the full benefit of a complete, open and fair process. Today, the process is ongoing with several parties (in addition to Astellas) conducting diligence. However, in keeping with the goal of conducting our process as effectively as possible, we will not be commenting further on Astellas’ offer or the ongoing process on today’s call and neither will we be able to respond to questions on the same topics.
None-the-less, and notwithstanding the obvious distractions of the ongoing process, we are pleased to report on another solid quarter of progress for the Company. Shortly Pierre will provide you with a summary of the financial results and a short update on our ongoing Ardsley consolidation of U.S. operations after which Gabe will provide some commentary on Tarceva. I will then return to provide a view on intrinsic value and a few pipeline highlights prior to hosting a question and answer period.

Now over to Pierre.
Pierre Legault:
Thank you Colin —
Good afternoon.
Today we reported adjusted income from continuing operations of $40 million for the first quarter 2010, an increase of 10% when compared to $36 million for Q1 last year. Fully diluted adjusted GAAP EPS from continuing operations was $0.63 per share for Q1 and our GAAP EPS was $0.08 per share. The lower GAAP EPS was primarily due to $11 million of accrued and direct expenses related to the Astellas tender offer, Ardsley site consolidation costs of $4 million, and the Aveo market value impairment adjustment of $8 million following that company’s IPO.
Turning to revenues — overall, total OSI revenues for the first quarter were $107 million, an increase of 14% over the prior year.
Our Tarceva-related revenue, which includes our profit split in the US, selling, marketing, and manufacturing reimbursements, royalties, and milestone amortization, increased 10% to $92 million for the quarter, compared to $84 million a year ago.
As reported by our collaborator Roche, Tarceva worldwide net sales for the first quarter were $308 million, an increase of 10% compared to last year.
Worldwide first quarter net sales were comprised of US net sales of $114 million and rest-of-world net sales of $194 million.
First quarter 2010 Tarceva US revenues to OSI were $52 million, an increase of 6% from 1Q2009. Tarceva U.S. net sales of $114 million grew 2% compared to 1Q 2009. As expected from historical precedent, U.S. Tarceva sales for the first quarter of 2010 were negatively impacted by lower prescription fill rates due to higher patient rejection rates related to the reset of the “donut-hole” for Medicare Part D patients. In addition, Genentech recorded a small reserve adjustment in 1Q2010 to account for the Medicaid rebate provision of the recently enacted healthcare reform legislation which was effective retroactively to January 2010.
Separately, and in addition to the “donut hole” reset, fluctuations in days on hand inventory levels and effective selling days contributed to the sequential quarter decline in sales from 4Q2009.
First quarter 2010 rest-of-world Tarceva royalty revenues at $40 million increased 17% when compared to 1Q2009. Tarceva rest-of-world net sales remained consistent compared to the fourth quarter of 2009. Rest-of-world net sales of Tarceva in Q1 2010 were positively impacted by increased demand equating to approximately $14 million and were also favorably impacted by a weakening U.S. dollar when compared to the first quarter of 2009.

However, on a sequential basis, 1Q 2010 rest-of-world Tarceva net sales were positively impacted by increased demand of $8 million and negatively impacted by unfavorable foreign exchange rate fluctuations of $10 million.
DPIV related royalty revenues increased 42% to $13 million for the quarter, compared with $9 million a year ago. Note that royalties are lower than Q4 2009 on a sequential basis which reflects the tiered structure of our royalty agreement with Merck and will build back up as sales increase through the year. For your future planning we estimate that an average annual royalty of approximately 2.5% should be applied for the DP-IV estate.
Shifting to expenses, the total operating expenses from continuing operations for the quarter were $88 million. However, there were a number of new expense items incurred in 1Q2010 that were not present in the prior year quarter. These include Ardsley site consolidation costs of $4 million, other operating expenses relating to the Ardsley site project of $2 million and $11 million of expenses related to the Astellas tender offer. Excluding these items, operating expenses were $71 million compared to $62 million during the first quarter of 2009. Appropriately $6 million of the increase is coming from higher development costs associated with key strategic programs as they continue to progress into later phases of development.
R&D expenses increased by $7 million to $42 million. The breakdown of the R&D expenses for the quarter was approximately 79% related to oncology projects and 21% for diabetes and obesity projects. Tarceva-related spending at $10 million was approximately 29% of the oncology R&D expenditures and 23% of total R&D spend.
SG&A expenses were $29 million in Q1 2010 which is consistent with Q4 2009, and higher than Q1 2009.
You will recall that we previously announced a program to consolidate our U.S. operations onto a single campus at our site in Ardsley, New York. Construction and renovation work is going well and we initiated the first wave of relocation of our U.S operations from various sites in the U.S. to Ardsley, which will become our oncology hub and headquarters for OSI. We will intensify relocation next month in May and expect the move to be completed by the end of 2010, with a majority of the people relocating during the summer.
I would also like to point out that other income (expense) includes a recorded impairment charge of $7.9 million, which reflects a reduction in the carrying value of our investment in AVEO Pharmaceuticals, Inc. from $20.5 million to a fair market value of $12.6 million which is the result of its initial public offering in March 2010.
Turning to the balance sheet, we finished the quarter with $533 million of cash and investments. Our investments continue to be conservatively managed with a large portion invested in triple A rated securities. Yesterday we completed a process to convert our 2023 notes, with a book value of $60.4 million, into approximately 1.2 million shares.

Please note that these shares were already part of our diluted share base in our adjusted EPS calculations, and the successful conversion will result in interest charge cash savings of approximately $2.0 million per year on a going forward basis.
2010 Guidance
Given uncertainties around costs and timings associated with our ongoing process we have decided to limit the guidance we will provide to that of updated total corporate revenue guidance for the full year 2010 and a reaffirmation of our prior greater than 10% adjusted EPS guidance.
Total revenue is expected to increase by approximately 17% and reach $500 million during 2010. This includes revenues from unconsolidated joint business with Genentech on US sales, royalties from Roche on rest-of-world sales, the amortization of Tarceva-related milestones, and the royalties and milestones from our DPIV patent estate.
Thank you and now over to Gabe.
Gabe Leung:
Thanks, Pierre.
As Pierre has noted, 1Q sales totaled $308 million worldwide, representing the second highest quarterly sales ever reported, with 4Q09 being the highest. The lower 1Q sales as compared to 4Q09 were expected and were driven primarily by a decline in the US, where we saw the usual 1Q drop in fill rate as driven by reimbursement factors such as the Medicare donut hole reset. Market share indicators appeared to be stable. As in the past years, we expect the fill rate to improve as we move into future quarters.
Perhaps most importantly, we are very pleased with the ultimate approval by the FDA of Tarceva for the maintenance treatment of NSCLC patients after first line chemotherapy for all patient types. This approval was based on the SATURN study, which was a large, multi-centered, well controlled randomized Phase III study which met its primary PFS endpoints and met the key overall survival secondary endpoint. Tarceva is now the only drug approved for use in this setting across all patient subtypes, regardless of biomarker status and histology which includes both non-squamous and squamous cell types. We expect this new indication will help re-ignite volume growth in the US. As previously discussed with investors we at OSI see this indication as a potential $500 million/year opportunity in the U.S. — an opportunity model that fully accounts for the anticipated strength of Alimta in the non-squamous cell population in this setting. Recall that neither Alimta nor Avastin are approved for maintenance use in the squamous cell population. A launch meeting with the Genentech/OSI sales forces for this new indication is scheduled in a few weeks. In Europe, we expect an imminent approval based on a positive recommendation by the CHMP to approve Tarceva for use in the maintenance setting for patients who have stable disease after first line chemotherapy. The anticipated approval in Europe is also expected to be across all patient subtypes, and regardless of histology and biomarker status, for patients with stable disease making Tarceva the only maintenance treatment option for patients with squamous histology worldwide. The focus on stable disease patients is clinically reasonable, and competitively desirable, as patients who did not get a response (CR or PR) from initial chemotherapy are more likely to benefit from a switch-over to a non-cytotoxic agent like Tarceva. This is the patient subset for which we believe we will be very competitive even in the context of the JMEN results for Alimta and anticipate that this may provide for upside in the US setting also.
The life cycle management program for Tarceva remains strong and on track. The accrual to EURTAC, a study comparing Tarceva to standard platinum based chemotherapy for front line treatment of NSCLC patients known to have an activating EGFR mutation, is on schedule, with potential interim data in the latter part of this year or final analysis in 2011. We plan to sign a contract with a partner for companion diagnostic development this quarter. We expect the adjuvant study in NSCLC, RADIANT, to finish accrual this quarter as well, and in turn provide final data in 2013 / 2014, or potentially interim data in 2012. We also expect data from the CALGB never smoker study to be available at ASCO this year. Given the potential number of patients with an activating EGFR mutation in this study, we very much look forward to seeing whether the addition of chemotherapy to Tarceva offers any clinical value on top of Tarceva monotherapy alone and the study will, we believe, serve to further accentuate the value of using Tarceva in regimens targeting NSCLC patients whose tumors harbor an activating mutation. The continued expansion of awareness of data like these demonstrating the potential importance of Tarceva in the treatment of EGFR mutation patients, the publication of key clinical datasets for EGFR mutation patients — including those for patients in the EGFR mutation sub-set in the SATURN trial — and the recently updated NCCN guidelines should all help to continue to increase the awareness of patients and their physicians of this information as they make their treatment choices.
Outside of lung cancer, data from the ovarian maintenance trial and the HCC study, SEARCH, are expected in 2011 and 2012, respectively. A recent interim safety analysis of the SEARCH study was satisfactory and the study continues to enroll.
With that, I’ll turn it over to Colin.
Colin Goddard:
Thanks Gabe.
The irony of the Astellas offer is that it has enabled us to focus attention away from some of the near-term topics such as U.S. sales trends and the SATURN/ODAC saga that tended to dominate recent investor interactions prior to the offer and onto the robust, fundamental intrinsic value we have built into the Company over the last 5-10 years. The lack of growth in U.S. sales over the last several years can be attributed — at least in part — to the fact that there have been no new indications for Tarceva in the U.S. since 2005. Clearly we believe that the recent maintenance approval will provide a reacceleration of U.S. sales growth, but — even more importantly — the SATURN approval kicks-off a period of time where (as Gabe mentioned) we have the potential to see successive new indications for the brand including: combination approvals with other molecular targeted therapies (for example the Sutent/Tarceva phase III in NSCLC); the RADIANT/adjuvant study in the stage I through IIIa NSCLC population; the HCC and ovarian trials; and, notably, the EGFR mutation opportunity. In fact, if we just consider the existing indications for the brand and add on the potential expansion into the EGFR mutation population, which most commentators — while they may debate timelines — agree is likely, we should see significant growth. We, at OSI, model this scenario as generating north of $7 billion in cumulative revenues to OSIP from the Tarceva franchise alone through the 2019/20 periods of patent exclusivity in the major U.S., E.U., and Japanese markets.
Beyond Tarceva, and having borrowed a page out of our partner Genentech’s playbook, we have invested consistently over the last decade or so in our underlying scientific platforms, cancer cell biology, EMT platform and translational research. As a result and, having adopted a programmatic approach to our development pipeline, we are starting to see some meaningful differentiation emerge in our clinical assets, most notably OSI-906 and PSN821.
Our IGF-1r/IR co-inhibitor OSI-906 program is the beneficiary of significant EMT and related compensatory signaling biology research which led us to predict that agents targeting IGF-1R alone might struggle to demonstrate meaningful activity in the clinic due to a compensatory signaling adoption of the Insulin receptor signaling pathway in many tumors. Furthermore, additional signaling cross-talk with the EGFR pathway and an EMT tie-in suggests a unique benefit for Tarceva/OSI-906 combinations. As such, we believe that the challenges recently observed in the clinic with IGF-1R antibody agents only serve to accentuate the differentiation offered by OSI-906. In addition we have now reached the target combination doses of Tarceva and OSI-906 in our ongoing phase Ib combination study and are on-track to start a critical Phase III trial combining OSI-906 with Tarceva in first line NSCLC patients whose tumors harbor an activating EGFR mutation in the second half of this year.
Our leading clinical candidate on the diabetes and obesity side is our GPR119 agonist PSN 821 which is currently undergoing a 14 day treatment period clinical trial. The OSI GPR119 program is the only one to consistently talk-about and present data suggesting that, concomitant with glycaemic control, fully optimized GPR119 drug candidates should also elicit weight loss. Such an activity spectrum in a well tolerated, oral therapy for type II diabetes would clearly be an exciting next generation GLP-1 modulating product. We previously presented data to investors at our analyst day demonstrating the ability of PSN821 to lower blood glucose. We have now obtained preliminary data from the ongoing trial — which is an in-clinic study — showing positive data in widely used and standardized surrogates of weight loss, a potentially break-out development for our program.
Although a more complete elucidation of the considerable value that we believe to be inherent in these two high quality, differentiated — and potentially blockbuster — development programs is built into the 2012 timelines previously presented to investors, these important developments serve as valuable intermediary benchmarks of the Company’s continued progress toward building exceptional long-term value.

Together with our progress on Tarceva we believe these elements — combined with the fundamental financial strength of the Company anchored around over $1.3 billion in non-strategic financial assets — provide us with considerable confidence as we continue the ongoing process to explore the availability of a transaction recognizing the full intrinsic value of the Company, even as we also continue to execute on our core business and strategic plans.
We thank you for your continued support and will now be happy to take your questions. As a reminder, however, we will not be taking questions on the Astellas offer or the ongoing process.

Additional Information
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities of any stockholder of OSI Pharmaceuticals, Inc. (“OSI”).
In connection with the unsolicited tender offer commenced by Astellas, OSI has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC (as amended, the “Schedule 14D-9”). STOCKHOLDERS OF OSI ARE URGED TO READ THE SCHEDULE 14D-9 AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Stockholders may obtain a free copy of the Schedule 14D-9 and other documents filed by OSI with the SEC through the website maintained by the SEC at http://www.sec.gov. Stockholders may also obtain, without charge, a copy of the Schedule 14D-9 from MacKenzie Partners, Inc., OSI’s information agent, by calling 800-322-2885 toll free or by calling 212-929-5500 or by emailing osipharma@mackenziepartners.com.